SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 6, 2005 / December 5, 2005

(Date of Report/Date of earliest event reported)

EQUINOX HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	333-112531	13-4034296
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

895 Broadway
New York, New York 10003

(Address and zip code of principal executive offices)

212-780-9300

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Equinox Holdings, Inc. (the “Company”), a Delaware corporation, announced that it has entered into an Agreement and Plan of Merger, dated as of December 5, 2005 (the “Merger Agreement”), with The Related Companies L.P., a New York limited partnership (the “Guarantor”), and R-E Merger Corp., a Delaware corporation and an indirect subsidiary of the Guarantor (the “Buyer”), pursuant to which the Buyer will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation.

Pursuant to the Merger Agreement, the aggregate merger consideration payable in connection with the Merger shall equal $505 million, less certain amounts, including certain indebtedness, payments in connection with the cancellation of options and certain transaction expenses.

The Company has made customary representations and warranties and covenants in the Merger Agreement, including, among others, a covenant not to solicit or agree to proposals relating to alternative business transactions.  None of the representations and warranties will survive the closing.

The Merger is conditioned, among other things, on the termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the receipt of certain consents.   The Merger is not, however, conditioned on the receipt of debt or equity financing by the Buyer to fund the aggregate merger consideration.

Each of the Company and the Buyer may terminate the Merger Agreement if the closing has not occurred by February 28, 2006.  In addition, each of the Company and the Buyer may also terminate the Merger Agreement by mutual consent, for material breach by the other party or for the impossibility of the closing conditions to be satisfied as long as such failure is not due to the terminating party’s failure to perform or comply with its obligations under the Merger Agreement.

In the event that the conditions to the Buyer’s obligations to close have been satisfied, but the Buyer fails to close, it will be required to pay the Company a fee equal to $20 million.  Similarly, if the conditions to the Company’s obligations to close have been satisfied, but the Company fails to close, it will be required to pay the Buyer a fee equal to $20 million.  The liabilities of each of the Buyer and the Company under the Merger Agreement for failure to perform under the Merger Agreement will be satisfied solely by the payment of the $20 million fee in the circumstances specified.

Upon consummation of the Merger, each holder of the Company’s $160 million aggregate principal amount of 9% senior notes due 2009 will have the right to require the Company to purchase all or a portion of such holder’s notes pursuant to the terms and conditions set forth in Section 4.15 of the Indenture governing such notes.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as an exhibit hereto, and is incorporated herein by reference.

Item 2.02 Results of Operations and Financial Condition

On December 5, 2005, the Company issued a press release announcing its financial results for the first, second and third quarters of 2005 as well as announcing the execution of the Merger Agreement.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by this reference.  On that date, the Company also held a conference call to discuss its results in detail.

In accordance with the general instructions to Form 8-K, the information in this Item 2.02, “Results of Operations and Financial Condition” and related Exhibit 99.1 shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “1934 Act”) or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the 1934 Act.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

2.1 Agreement and Plan of Merger, dated as of December 5, 2005, among Equinox Holdings, Inc., The Related Companies L.P. and R-E Merger Corp.

99.1 Press Release, dated December 5, 2005, of Equinox Holdings, Inc., announcing the Merger Agreement and its financial results for the first, second and third quarters of 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUINOX HOLDINGS, INC.
(Registrant)

By:	/s/ Larry Segall
Name: Larry Segall
Title: Executive Vice President and Chief
Financial Officer

Date: December 6, 2005

Exhibit Index

Exhibit 2.1	Agreement and Plan of Merger, dated as December 5, 2005, among Equinox Holdings, Inc., The Related Companies L.P. and R-E Merger Corp

Exhibit 99.1	Press Relase, dated December 5, 2005, of Equinox Holdings, Inc., announcing the Merger Agreement and its financial results for the first, second and third quarters of 2005.